Exhibit 4.3

RICH UNCLES NNN REIT, INC.

SHARE REPURCHASE PROGRAM

The Board of Directors (the “Board”) of Rich Uncles NNN REIT, Inc., a Maryland corporation (the “Company”), has adopted this Share Repurchase Program (this “Repurchase Program”) to permit and authorize the Company to repurchase shares of its Common Stock, par value $0.01 per share (the “Shares”), subject to the terms, conditions and limitations set forth herein.

The effective date of this Repurchase Program is [            ], 2016.

Repurchase Price.

The Company is authorized to repurchase Shares from its stockholders at the following prices per Share:

if the Shares have been beneficially owned by the requesting stockholder continuously for less than one (1) year, the repurchase price per Share shall be equal to 97.0% of the most recently published NAV (as defined below), or, if none, then $10.00 per Share;

if the Shares have been beneficially owned by the requesting stockholder continuously for at least one (1) year, but less than two (2) years, the repurchase price per Share shall be equal to 98.0% of the most recently published NAV, or, if none, then $10.00 per Share;

if the Shares have been beneficially owned by the requesting stockholder continuously for at least two (2) years, but less than three (3) years, the repurchase price per Share shall be equal to 99.0% of the most recently published NAV, or, if none, then $10.00 per Share; and

if the Shares have been beneficially owned by the requesting stockholder continuously for at least three (3) years, the repurchase price per Share shall be equal to 100.0% of the most recently published NAV, or, if none, then $10.00 per Share.

For purposes of determining the time period a stockholder has held each Share, the time period begins as of the date the stockholder acquired the Share (whether by third party re-sale or from directly from the Company). For the avoidance of doubt, and as described above, the Shares owned by a stockholder may be repurchased at different prices depending on how long the stockholder has held each Share submitted for repurchase. Notwithstanding anything to the contrary herein, the price for the repurchase of Shares shall not exceed a per Share amount equal to the then current public offering price for the Shares during the period of any on-going public offering.

“NAV” shall mean the net asset value per Share as determined, on an annual basis, by an independent valuation conducted by a third-party firm selected by the Company, commencing December 31, 2016, as published, from time to time, in the Company’s Annual Report on Form 10-K, a Quarterly Report on Form 10-Q and/or a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”).  The Company will also provide information about its NAV on its website (such information may be provided by means of a link to the Company’s public filings on the SEC’s website, www.sec.gov).

Terms for Repurchases.

General.  The Company’s Repurchase Program is designed to provide eligible stockholders with limited, interim liquidity by enabling them to sell Shares back to the Company prior to a secondary trading market for the Shares developing. A stockholder may elect to participate in the Repurchase Program with respect to all or a designated portion of that stockholder’s Shares.  If, after giving effect to a stockholder’s request to repurchase less than all of such stockholder’s Shares, such stockholder would own less than 500 Shares, then the Company shall have the right to repurchase all of such stockholder’s shares.

Funding.  The Company is authorized, for the purpose of repurchasing Shares under this Repurchase Program, in a particular calendar month, to use solely the Company’s cash reserves, net proceeds from the Company’s lines of credit, if any, net proceeds from Shares sold during the month Shares are submitted for repurchase, if any, and net proceeds from the sale of Shares under the Company’s Distribution Reinvestment Plan, (such amounts, in aggregate, the “Funds”). The Company may increase or decrease the funding available for the repurchase of Shares pursuant to the Repurchase Program upon ten (10) business days’ notice to its stockholders. The Company may provide notice by including such information (i) in the Company’s Annual Report on Form 10-K, a Quarterly Report on Form 10-Q and/or a Current Report on Form 8-K filed with the SEC or (ii) in a separate written notification to its stockholders.  Notwithstanding anything to the contrary herein, if, during any calendar month, the aggregate amount of Funds exceeds the aggregate amount needed to repurchase all Shares for which repurchase requests have been received by the Company, the Company may, but shall not be obligated to, carry over the excess amount of Funds to a subsequent calendar month(s) for use in addition to the amount of Funds otherwise available for repurchases during such subsequent calendar month(s).

Repurchase Limitations.  Notwithstanding anything to the contrary herein, the Company may not repurchase Shares in an amount that would violate the restrictions on distributions under Maryland law, which prohibit distributions that would cause a corporation to fail to meet statutory tests of solvency. Further, in any given calendar month, funds used for the purpose of repurchases may not exceed the Funds, including any excess amount carried over pursuant to Section 2(b) above (the “Repurchase Limitations”).

Pro Rata Repurchase; Repurchase of Shares in the Following Month.  The Company cannot guarantee that it will be able to repurchase all Shares for which repurchase requests are received. In any calendar month, if the Company determines not to repurchase all Shares presented for repurchase during that month, including as a result of the application of the Repurchase Limitations, the Company shall, to the extent it decides to make repurchases, repurchase Shares from stockholders on a pro rata basis, based on the number of Shares requested to be repurchased, up to, but not in excess of, the Repurchase Limitations. Any stockholder (i) whose repurchase request has been partially accepted by the Company in a particular calendar month or (ii) whose repurchase request was not fulfilled in part or in full as a result of the Company not receiving the repurchase request in time, the suspension of the Repurchase Program, or otherwise, shall, in each of (i) and (ii), have all or the remainder, as applicable, of his, her or its request included with all new repurchase requests received by the Company in the immediately following calendar month. In the event a stockholder wishes to withdraw his, her or its repurchase request in the following calendar month, he, she or it may provide the Company with a written request of withdrawal pursuant to Section 3(d).  Notwithstanding anything to the contrary contained herein, if a pro rata repurchase would result in a stockholder owning less than 500 Shares, then the Company shall repurchase all of such stockholder’s Shares.

General Terms of Repurchase.

Repurchase Requests.  A stockholder may request (a “Requesting Party”) that the Company repurchase Shares by submitting a repurchase request to the Company, in the form attached as Exhibit A hereto (as may be amended from time to time by the Company) or through such stockholder’s personal on-line dashboard at www.RichUncles.com.  To be effective in a particular calendar month, the Company must receive a repurchase request no later than the fifth day of the month prior to the Repurchase Date (as defined in Section 3(c) below). No repurchase request shall be given preference over any other repurchase request.

No Encumbrances.  All Shares requested to be repurchased under this Repurchase Program must (i) be beneficially owned by the stockholder(s) of record making the presentment, or the party presenting the Shares must be authorized to do so by the owner(s) of record of the Shares, and (ii) fully transferable and not be subject to any liens or other encumbrances. In certain cases, the Company may ask the Requesting Party to provide evidence satisfactory to the Company, in its sole discretion, that the Shares requested for repurchase are free from liens and other encumbrances. If the Company determines that a lien or other encumbrance exists against the Shares, the Company shall have no obligation to repurchase, and shall not repurchase, any of the Shares subject to the lien or other encumbrance.

Time of Repurchase.  The Company shall make repurchases of Shares under this Repurchase Program on the fifth business day of each calendar month (the “Repurchase Date”). As soon as reasonably practicable following the date of each monthly repurchase hereunder, the Company shall send to the applicable Requesting Party all cash proceeds resulting from the repurchase of the stockholder’s Shares.

Withdrawal of Repurchase Request.  In the event a Requesting Party wishes to withdraw his, her or its repurchase request to have Shares repurchased under this Repurchase Program, he, she or it shall provide the Company with a written request of withdrawal. The Company will not repurchase Shares so long as the Company receives the written request of withdrawal at least five (5) business days prior to the Repurchase Date.

Ineffective Withdrawal.  In the event the Company receives a written notice of withdrawal, as described in Section 3(d), from a Requesting Party less than five (5) business days prior to the Repurchase Date, the notice of withdrawal shall not be effective with respect to the Shares repurchased, but shall be effective with respect to any of the Shares not repurchased. The Company shall provide the Requesting Party with prompt written notice of the ineffectiveness or partial ineffectiveness of the written notice of withdrawal.

Treatment of Repurchased Shares. All Shares repurchased by the Company pursuant to this Repurchase Program shall be cancelled and shall have the status of authorized but unissued shares.

Termination of Repurchase Program.  This Repurchase Program shall be suspended or terminated, as the case may be, and the Company shall not accept Shares for repurchase upon the occurrence of any of the following:

This Repurchase Program shall immediately terminate, without further action by the Board or any notice to the Company’s stockholders, in the event the Shares are approved for listing on any national securities exchange or included for quotation in a national securities market or a secondary trading market for the Shares otherwise develops.

This Repurchase Program may be suspended (in whole or in part) or terminated at any time by the Board, in its sole discretion.  Any such suspension or termination shall not require stockholder approval.

Amendment.  Notwithstanding anything to the contrary herein, this Repurchase Program may be amended, in whole or in part, by the Board, in its sole discretion, at any time or from time to time. Any such amendment shall not require stockholder approval.

Miscellaneous.

Notice.  In the event of any amendment, suspension or termination of this Repurchase Program pursuant to Section 5 or Section 6 hereof, as the case may be, the Company shall provide written notice to its stockholders at least thirty (30) days prior to the effective date of the amendment, suspension or termination; provided, that, the Company may increase or decrease the funding available for the repurchase of Shares pursuant to the Repurchase Program upon ten (10) business days’ notice to its stockholders. The Company may provide notice by including such information (i) in the Company’s Annual Report on Form 10-K, its Quarterly Report on Form 10-Q and/or its Current Report on Form 8-K filed with the SEC or (ii) in a separate written notification to its stockholders.  During the Company’s primary offering stage, the Company would also include this information in a prospectus supplement or post-effective amendment to its registration statement, as required under federal securities law.

Liability.  Subject to the limitations contained in the Company’s articles of incorporation, as amended, the Company shall not have any liability to any stockholder for the value of the Shares presented for repurchase, the repurchase price of the Shares or for any damages resulting from the presentation of Shares for repurchase or the repurchase of Shares under this Repurchase Program or from the Company’s determination not to repurchase Shares under the Repurchase Program, except as a result of the Company’s negligence, misconduct or violation of applicable law; provided, however, that nothing contained herein shall constitute a waiver or limitation of any rights or claims that a stockholder may have under federal or state securities laws.

Taxes.  Stockholders shall have sole responsibility and liability for the payment of all taxes, assessments and other applicable obligations resulting from the repurchase of Shares pursuant to this Repurchase Program and the Company shall not have any such responsibility or liability.

Administration and Costs.  The Company shall perform all recordkeeping and other administrative functions involved in operating and maintaining the Repurchase Program and shall bear all costs involved in organizing, administering and maintaining the Repurchase Program. No fees will be paid to the Company’s sponsor, its business manager, its directors or any of their affiliates in connection with the repurchase of shares by the Company pursuant to this Repurchase Program.

EXHIBIT “A”
SHARE REPURCHASE REQUEST

The undersigned stockholder of Rich Uncles NNN REIT, Inc. (the “Company”) hereby requests that, pursuant to the Company’s Share Repurchase Program, the Company repurchase the number of shares of Company common stock (the “Shares”) indicated below.

STOCKHOLDER’S NAME:

STOCKHOLDER’S ADDRESS:

TOTAL SHARES OWNED BY STOCKHOLDER:

NUMBER OF SHARES PRESENTED FOR REPURCHASE:

By signing and submitting this form, the undersigned hereby acknowledges and represents to the Company the following:

The undersigned is the owner (or duly authorized agent of the owner) of the Shares presented for repurchase, and thus is authorized to present the Shares for repurchase.

The Shares presented for repurchase are eligible for repurchase pursuant to the Share Repurchase Program. The Shares are fully transferable and have not been assigned, pledged, or otherwise encumbered in any way.

The undersigned hereby indemnifies and holds harmless the Company and its respective officers, directors and employees from and against any liabilities, damages, expenses, including reasonable attorneys’ fees, arising out of or in connection with any misrepresentation made herein.

Stock certificates for the Shares presented for repurchase (if applicable) are enclosed, properly endorsed with signature guaranteed.

It is recommended that this Share Repurchase Request and any attached stock certificates be sent to the Company, at the address below, via overnight courier, certified mail, or other means of guaranteed delivery.

Rich Uncles NNN REIT, Inc.
ATT:  Share Repurchase Department
3080 Bristol Street, Suite 550
Costa Mesa, CA 92626
(855) 742-4862

Stockholder Name:____________________________

Signature:____________________________________

Name of Signatory (if Stockholder is an entity):______________________________________

Title of Signatory (if Stockholder is an entity):______________________________________

Date:________________________________________

Office Use Only

 Date Request Received: